Exhibit 99.1

ARES MANAGEMENT CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

NEW YORK--Ares Management Corporation (“Ares”) (NYSE:ARES) today reported its financial results for its fourth quarter and full year ended December 31, 2022.

GAAP net income attributable to Ares Management Corporation was $117.5 million and $167.5 million, respectively, for the quarter and year ended December 31, 2022. On a basic basis, net income attributable to Ares Management Corporation per share of Class A common stock was $0.64 and $0.87, respectively, for the quarter and year ended December 31, 2022. On a diluted basis, net income attributable to Ares Management Corporation per share of Class A common stock was $0.62 and $0.87, respectively, for the quarter and year ended December 31, 2022.

After-tax realized income was $388.7 million and $1,061.7 million, respectively, for the quarter and year ended December 31, 2022. After-tax realized income per share of Class A common stock was $1.21 and $3.35, respectively, for the quarter and year ended December 31, 2022. Fee related earnings were $335.7 million and $994.4 million, respectively, for the quarter and year ended December 31, 2022.

“In 2022, strong growth in nearly all of our key financial metrics, including year over year growth of 32% in management fees, 40% in fee related earnings and 30% in after-tax realized income per class A share, demonstrated our resilient business model and our ability to navigate market volatility,” said Michael Arougheti, Chief Executive Officer and President of Ares. “We also raised $57 billion in new capital as we continued to perform for our investors and expand the breadth of our platform. Looking forward to 2023, we are embarking on a significant fundraising cycle with seven of our top ten largest institutional commingled fund families in the market this year and we are seeing strong initial interest from investors as we seek to continue to generate attractive returns.”

“Throughout a slower market environment in 2022, our deployment of approximately $80 billion remained remarkably consistent with the prior year as we scaled our flexible investment strategies and took advantage of the expansion of our addressable markets,” said Jarrod Phillips, Chief Financial Officer of Ares. “With $85 billion of available capital to invest and a robust fundraising pipeline, we believe we are well positioned to invest in this compelling market environment.”

Common Dividend

Ares declared a quarterly dividend of $0.77 per share of its Class A common stock, payable on March 31, 2023 to its Class A common stockholders of record at the close of business on March 17, 2023.

Dividend Reinvestment Program

Ares has a Dividend Reinvestment Program for its Class A common stockholders that will be effective for the quarterly dividend on March 31, 2023. American Stock Transfer and Trust Company is engaged to administer the plan on behalf of Ares. Additional information can be located on the Investor Resources section of our website.

Additional Information

Ares issued a full detailed presentation of its fourth quarter and full year 2022 results, which can be viewed at www.aresmgmt.com on the Investor Resources section of our home page under Events and Presentations. The presentation is titled “Fourth Quarter and Full Year 2022 Earnings Presentation.”

2023 Annual Stockholders Meeting

The Board of Directors set April 14, 2023 as the record date for Ares’ 2023 Annual Meeting of Stockholders. The 2023 Annual Meeting of Stockholders will be held on June 12, 2023.

Conference Call and Webcast Information

Ares will host a conference call on February 9, 2023 at 12:00 p.m. (Eastern Time) to discuss fourth quarter and full year results. All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at www.aresmgmt.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing +1 (844) 200-6205. International callers can access the conference call by dialing +1 (929) 526-1599. All callers will need to enter the Participant Elite Entry Number 426904 followed by the # sign and reference “Ares Management Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through March 9, 2023 to domestic callers by dialing +1 (866) 813-9403 and to international callers by dialing +44 204 525 0658. For all replays, please reference conference number 937703. An archived replay will also be available through March 9, 2023 on a webcast link located on the Home page of the Investor Resources section of our website.

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager offering clients complementary primary and secondary investment solutions across the credit, private equity, real estate and infrastructure asset classes. We seek to provide flexible capital to support businesses and create value for our stakeholders and within our communities. By collaborating across our investment groups, we aim to generate consistent and attractive investment returns throughout market cycles. As of December 31, 2022, Ares Management Corporation’s global platform had approximately $352.0 billion of assets under management with more than 2,550 employees operating across North America, Europe and Asia Pacific. For more information, please visit www.aresmgmt.com.

Forward-Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Ares Management Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Nothing in this press release constitutes an offer to sell or solicitation of an offer to buy any securities of Ares or an investment fund managed by Ares or its affiliates.

Investor Relations Contacts

Carl Drake	Greg Mason	Cameron Rudd
cdrake@aresmgmt.com	gmason@aresmgmt.com	crudd@aresmgmt.com
(800) 340-6597	(800) 340-6597	(800) 340-6597

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